Exhibit 99.3

[NAME OF ISSUER]

(the Issuer)

VOTING CERTIFICATE

FOR USE IN CONNECTION WITH THE MEETING OF THE HOLDERS OF THOSE OF THE [currency issue] •,000,000 [• PER CENT./FLOATING RATE] NOTES DUE •(1) PRESENTLY OUTSTANDING OF THE ISSUER (THE NOTES) CONVENED FOR • A.M./P.M. (LONDON TIME) ON • DAY,•, 200• A
•

AND ANY ADJOURNED MEETING.

(To be completed by a Paying Agent not less than [48 hours](2) before the time appointed for holding the Meet or any adjourned Meeting and lodged by the holder with the Teller on attendance at such Meeting).

We hereby certify that on or prior to the date hereof the Note(s) of the principal amount specified below being (a) Note(s) in respect of which a block voting instruction has been issued and is outstanding in respect the Meeting or any adjourned Meeting) is/are held to our order or under our control (to our satisfaction) and such Note(s) will not be released from being so held until the first to occur of:

(a)                                 the conclusion of the Meeting or, if applicable, any adjourned Meeting; and

(b)                                 the surrender of this voting certificate to us and notification by us to the relevant clearing system of s surrender or the compliance in such other manner with the rules of the relevant clearing system.

We also hereby certify that until such Note(s) shall cease to be so held the bearer of this voting certificate entitled to attend and vote at the Meeting and any adjourned Meeting in respect of such Note(s).

[Series no. and description of issue:](3)

Principal amount of Note(s): [insert currency of issuer](4)

[Number of votes holder entitled to: [   ] on the basis of one vote per •](5)

Dated the            day of              , 200•

(1)                                 Where the meeting is being held in relation to more than one series of notes, insert details of all issues of notes here which should the collectively defined as the “Notes”.

(2)                                 Conform to provision in meetings schedule of the Trust Deed (see paragraph 3 of the Fourth Schedule to SFP22564).

(3)                                 Insert only where the meeting is held in relation to more than one series of notes.

(4)                                 In the case where there are Notes of different currencies the principal amount of each series of Notes should be set out here. The conversion each Series of Notes into the currency of the Principal Trust Deed or the currency of the EMTN Programme must comply with the relevant (provisions of the Trust Deed, see paragraph 22(B) of the Fourth Schedule to SFP22564.

(5)                                 Conform to the relevant provision in the Fourth Schedule to the Trust Deed, see SFP 22564. Do NOT include this provision if there are more than one currency.

Name of Paying Agent:

By:
Duly Authorised